EXHIBIT 99.4

Monday April 5, 1999, 6:32am

Company Press Release

                  AVAX TECHNOLOGIES RECEIVES ORPHAN DRUG STATUS
                        FOR ITS M-VAX(TM) CANCER VACCINE

      KANSAS CITY, MISSOURI, -- April 5, 1999 - AVAX TECHNOLOGIES, INC. ("AVAX") (Nasdaq: AVXT) today announced that its investigational proprietary Autologous Cell (AC(TM)) vaccine for the treatment of Stage 3 melanoma, known as M-Vax(TM), received Orphan Drug designation from the U.S. Food and Drug Administration. Orphan drug designation entitles AVAX to exclusive marketing rights in the United States on the vaccine for seven years following marketing approval, and enables the company to obtain research funding, tax credits for certain research expenses, and a waiver from the application user fee.

"As we work toward FDA approval of our therapeutic cancer vaccine, M-Vax, Orphan Drug status represents a significant milestone for the company," said Jeffrey M. Jonas, M.D., president and chief executive officer of AVAX Technologies, Inc. "This important designation protects our financial interests and provides us with additional support from the FDA Orphan Drug Office in our efforts to develop and register this innovative product."

"To date, over 300 patients have been treated with the M-Vax vaccine under an investigational new drug application. Data from these studies indicate that the vaccine has improved survival outcomes in patients with stage 3 melanoma, increasing 5-year survival rates to 55%, compared with historical control rates of 22% in patients treated with post-surgical therapy alone. We look forward to confirming the clinical promise of this unique investigational cancer therapy and are currently conducting patient enrollment for a pivotal registration trial of M-Vax at 25-30 clinical sites throughout the United States."

The Orphan Drug Act was adopted in 1982, and provides financial incentives to stimulate the development of drugs for rare diseases affecting 200,000 people or less in the United States. More than one company may receive orphan drug designation while a drug is under development, but the first company to obtain approval for a designated drug receives US marketing exclusivity for seven years for the approved indication. Melanoma is the most serious form of skin cancer and afflicts approximately 390,000 people worldwide. The American Cancer Society estimates that approximately 41,600 new cases are diagnosed each year in the U.S. Although melanoma only accounts for five percent of all skin cancers, the disease is responsible for over 75 percent of skin-cancer related deaths.


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AVAX Technologies, Inc. specializes in the development and commercialization of novel biotechnologies, immunotherapies and pharmaceuticals for cancer and other life-threatening diseases using three core technologies: autologous cell (AC) vaccines, topoisomerase inhibitors and anti-estrogens.

Except for statements that are historical, the statements in this release are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and Section 29A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve significant risks and uncertainties, and in light of the significant uncertainties inherent in such statements, the inclusion of such information should not be regarded as a representation by AVAX that the objectives and plans of the company will be achieved; in fact, actual results could differ materially from those contemplated by such forward-looking statements. Many important factors affect the company's ability to achieve the stated outcomes and to successfully develop and commercialize its product candidates, including, among other things, the ability to obtain substantial additional funds, obtain and maintain all necessary patents or licenses, to demonstrate the safety and efficacy of product candidates at each state of development, to meet applicable regulatory standards and receive required regulatory approvals, to meet obligations and required milestones under its license agreements, to be capable of producing drug candidates in commercial quantities at reasonable costs, to compete successfully against other products, and to market products in a profitable manner, as well as other risks detailed from time to time in AVAX's public filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998. AVAX does not undertake any obligation to publicly release any revisions to these forward-looking statements or to reflect the occurrence of unanticipated events.


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